Exhibit 99.1

Fairchild Semiconductor Reports Results for the First Quarter 2013

•	Bookings at $400 million Quarterly Rate for First Quarter and So Far in Second Quarter

•	Direct OEM Bookings at Highest Level Since 2010

•	Automotive Product Line Sales up 26% Sequentially to Record Quarterly Level

Fairchild Semiconductor (NYSE: FCS), a leading global supplier of power semiconductors, today announced results for the first quarter ended March 31, 2013. Fairchild reported first quarter sales of $343.2 million, up 3 percent from the prior quarter and 3 percent lower than the 14 week first quarter of 2012.

Fairchild reported a first quarter net loss of $0.5 million or $0.00 per diluted share compared to a net loss of $13.6 million or $0.11 per diluted share in the prior quarter and net income of $1.6 million or $0.01 per diluted share in the first quarter of 2012. Gross margin was 26.9 percent compared to 29.8 percent in the prior quarter and in the year-ago quarter.

Fairchild reported first quarter adjusted gross margin of 27.8 percent, down 200 basis points from the prior quarter and the first quarter of 2012. Adjusted gross margin excludes accelerated depreciation related to a line closure. Adjusted net loss was $2.0 million or $0.02 per diluted share, compared to net income of $12.3 million or $0.10 per diluted share in the prior quarter and $8.3 million or $0.06 per diluted share in the first quarter of 2012. This adjusted net loss excludes the $12.6 million litigation charge reversal related to the recent favorable court ruling on the first Power Integrations lawsuit. See the Reconciliation of Net Income to Adjusted Net Income exhibit included in this press release for more details on the other adjustment items.

“First quarter sales and second quarter guidance are better than seasonal,” said Mark Thompson, Fairchild’s chairman and CEO. “Bookings were robust throughout the first quarter and so far through Q2 at about a $400 million quarterly rate. These strong order rates are especially evident for our direct OEM business which is booking at the highest level since 2010. We posted solid sales growth in our high voltage products serving the industrial, appliance and automotive markets as well as continued market share gains for our mobile analog and power management solutions. These markets now account for 74% of total company sales, the highest level in our history. We further reduced both distribution channel and internal inventory levels to maintain one of the leanest supply chains in the industry. We are excited to see a solid recovery in the industrial and appliance sector which coupled with our continued growth in mobile and automotive should enable us to accelerate sales growth in 2013.”

First Quarter Financials

“Adjusted gross margin decreased 2 points sequentially due primarily to continued reductions in internal inventory and nearly one full point of incrementally higher 8 inch wafer fab qualification costs,” said Mark Frey, Fairchild’s executive vice president and CFO. “We expect the impact of higher factory utilization and improved product mix to drive significant improvement in gross margin going forward. R&D and SG&A expenses were $94.2 million due primarily to increased R&D and selling expenses to support our sales growth as well as higher payroll-related taxes and equity compensation. Free cash flow was a negative $23.9 million for the first quarter which was driven by lower net income and payables coupled with higher receivables as we take more customers direct.”

Forward Guidance

“We expect sales to be in the range of $355 to $375 million for the second quarter,” said Frey. “Our current scheduled backlog is nearly sufficient to achieve the low end of this range. We expect adjusted gross margin to be 30 to 31 percent due primarily to improved factory utilization and better product mix. We anticipate R&D and SG&A spending to be $98 to $100 million due to the annual merit increase, higher variable compensation expenses and some equity vesting that occurs just in the second quarter of each year. The adjusted tax rate is forecast at 15 percent plus or minus 3 percentage points for the quarter. Consistent with our usual practices, we are not assuming any obligation to update this information, although we may choose to do so before we announce second quarter results.”

Adjusted gross margin, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. See additional information on our non-GAAP financial measures and reconciliations to the most comparable GAAP measures in the appropriate reconciliation exhibit included in this press release as well as our SEC filings related to this announcement.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2013	December 30, 2012	April 1, 2012

Total revenue	$343.2	$333.4	$352.2
Cost of sales (1)	250.8	234.1	247.3

Gross margin	92.4	99.3	104.9

Gross margin %	26.9%	29.8%	29.8%

Operating expenses:
Research and development (2)	42.6	37.9	40.1
Selling, general and administrative (3)	51.6	49.0	54.7
Amortization of acquisition-related intangibles	3.8	4.5	4.8
Restructuring and impairments	1.2	7.8	2.4
Release of litigation charge	(12.6)	—	—

Total operating expenses	86.6	99.2	102.0

Operating income	5.8	0.1	2.9
Realized loss on sale of securities	—	12.9	—
Other expense, net	4.6	3.9	$1.5

Income (loss) before income taxes	1.2	(16.7)	1.4

Provision (benefit) for income taxes	1.7	(3.1)	(0.2)

Net income (loss)	$(0.5)	$(13.6)	$1.6

Net income (loss) per common share:
Basic	$(0.00)	$(0.11)	$0.01

Diluted	$(0.00)	$(0.11)	$0.01

Weighted average common shares:
Basic	127.2	126.9	126.3

Diluted	127.2	126.9	$129.2

(1) Equity compensation expense included in cost of sales	$1.1	$0.8	$1.2
(2) Equity compensation expense included in research and development	$1.7	$1.4	$1.5
(3) Equity compensation expense included in selling, general and administrative	$3.5	$2.0	$4.2

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended
	March 31, 2013	December 30, 2012	April 1, 2012

Net income (loss)	$(0.5)	$(13.6)	$1.6
Adjustments to reconcile net income (loss) to adjusted net income (loss):
Restructuring and impairments	1.2	7.8	2.4
Write off of equity investments	3.0	—	—
VAT expense on internal IP sale	—	2.1	—
Accelerated depreciation on assets related to line closure (1)	2.9	—	—
Realized loss on sale of securities	—	12.9	—
Release of litigation charge	(12.6)	—	—
Amortization of acquisition-related intangibles	3.8	4.5	4.8
Associated net tax effects of the above and other acquisition-related intangibles	0.2	(1.4)	(0.5)

Adjusted net income (loss)	$(2.0)	$12.3	$8.3

Adjusted net income (loss) per common share:
Basic	$(0.02)	$0.10	$0.07

Diluted	$(0.02)	$0.10	$0.06

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended
	March 31, 2013	December 30, 2012	April 1, 2012

Gross margin	$92.4	$99.3	$104.9
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to line closure	2.9	—	—

Adjusted gross margin	$95.3	$99.3	$104.9

Adjusted gross margin %	27.8%	29.8%	29.8%

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31, 2013	December 30, 2012

ASSETS
Current assets:
Cash and cash equivalents	$371.0	$405.9
Short-term marketable securities	0.1	0.1
Receivables, net	164.9	136.7
Inventories	226.3	236.7
Other current assets	45.6	52.6

Total current assets	807.9	832.0

Property, plant and equipment, net	753.3	764.9
Intangible assets, net	43.5	47.3
Goodwill	169.3	169.3
Long-term securities	2.5	2.6
Other assets	63.9	67.8

Total assets	$1,840.4	$1,883.9

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$108.9	$115.7
Accrued expenses and other current liabilities	75.4	89.2

Total current liabilities	184.3	204.9

Long-term debt, less current portion	250.1	250.1
Other liabilities	45.9	58.9

Total liabilities	480.3	513.9

Temporary equity - deferred stock units	3.2	2.9
Total stockholders’ equity	1,356.9	1,367.1

Total liabilities, temporary equity and stockholders’ equity	$1,840.4	$1,883.9

Fairchild Semiconductor International, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31, 2013	April 1, 2012
Cash flows from operating activities:
Net income (loss)	$(0.5)	$1.6
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	36.4	34.3
Non-cash stock-based compensation expense	6.3	6.9
Deferred income taxes, net	0.8	(2.2)
Release of litigation charge	(12.6)	—
Other	3.3	0.4
Changes in operating assets and liabilities, net of acquisitions	(37.7)	(24.2)

Cash provided by (used in) operating activities	(4.0)	16.8

Cash flows from investing activities:
Capital expenditures	(19.9)	(49.8)
Maturity of marketable securities	0.1	0.1
Other	(0.4)	(0.5)

Cash used in investing activities	(20.2)	(50.2)

Cash flows from financing activities:
Proceeds from issuance of common stock and from exercise of stock options, net	0.4	0.4
Purchase of treasury stock	(3.7)	—
Shares withheld for employees taxes	(7.4)	(9.0)

Cash used in financing activities	(10.7)	(8.6)

Net change in cash and cash equivalents	(34.9)	(42.0)
Cash and cash equivalents at beginning of period	405.9	423.3

Cash and cash equivalents at end of period	$371.0	$381.3

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided (Used in) by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	March 31, 2013	April 1, 2012

Cash provided by (used in) operating activities	$(4.0)	$16.8
Capital expenditures	(19.9)	(49.8)

Free cash flow	$(23.9)	$(33.0)

Editorial Contacts:

Fairchild Semiconductor:	Agency Contact:
Dan Janson	Topaz Partners
Investor Relations	Sarah Thomas
(207) 775-8660	(781) 404-2427
Email: investor@fairchildsemi.com	fairchild@topazpartners.com